EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2013 Fourth Quarter and Full Year Results

Record Fourth Quarter with 6% sales increase and 30% growth in E.P.S.

ALPHARETTA, GEORGIA — February 18, 2014 — Neenah Paper, Inc. (NYSE:NP) today reported 2013 fourth quarter and full-year results.

Fourth Quarter Highlights

•            Earnings from continuing operations of $0.78 per share were up 30% compared with adjusted earnings of $0.60 per share ($0.55 without adjustments) in the fourth quarter of 2012.

•            Net sales of $204.9 million increased 6% with gains in both business segments.

•            Strong cash flows supporting an announced 20% quarterly dividend increase to $0.24 per share in the first quarter of 2014.

The term “adjusted earnings” may be used to improve the comparability of year-on-year numbers.  Adjusted earnings is a non-GAAP measure and is reconciled to comparable GAAP measures later in this release.

“We finished the year with momentum, as both business segments delivered top and bottom line increases as a result of improving economic conditions, strong operational performance and successful execution of our strategy to grow in profitable niche markets like filtration, specialty backings and premium fine papers and packaging,” said John O’Donnell, Chief Executive Officer. “Our teams improved efficiencies, achieving double-digit operating margins and an increased return on capital, while generating $55 million in free cash flow. We are encouraged as we enter 2014 and this confidence is evidenced to our shareholders through our commitment to an attractive dividend.”

Fourth Quarter Consolidated Results

Net sales of $204.9 million in the fourth quarter of 2013 grew 6 percent compared with $192.6 million in the fourth quarter of 2012. Increases resulted from 4 percent volume growth, with gains in both in Fine Paper and Technical Products, favorable currency translation effects of less than 2 percent, and higher net selling prices of slightly less than 1 percent.

Consolidated operating income of $22.6 million in the fourth quarter of 2013 compared with $15.9 million in the fourth quarter of 2012. Earnings in 2012 included $1.5 million of costs to integrate acquired fine paper brands and for early redemption of bonds. Excluding these items, income increased 30 percent in 2013 as a result of sales growth, manufacturing efficiencies and lower administrative costs that offset higher input costs, notably for pulp.

Net interest expense of $2.7 million in the fourth quarter of 2013 declined from $3.0 million in the same quarter of 2012 as a result of lower interest rates in 2013 following the early redemption and refinancing of the Company’s Senior Notes in May 2013.

The effective income tax rate of 34 percent in the fourth quarter of 2013 compared to a rate of 29 percent in the fourth quarter of 2012. The increased rate in 2013 resulted primarily from U.S. taxation on higher levels of repatriated cash in 2013.

Earnings from continuing operations of $0.78 per diluted common share compared with earnings of $0.55 per share in the fourth quarter of 2012. After excluding costs of $0.05 per share in 2012 for integration of acquired fine paper brands and the early redemption of bonds, earnings increased 30 percent from adjusted earnings of $0.60 per share in the fourth quarter 2012. Higher earnings in 2013 resulted from sales growth, improved operating margins and lower interest expense that offset a higher tax rate.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2013 was $19.0 million compared to $18.2 million generated in the fourth quarter of 2012. Increased cash generation in 2013 resulted from higher income partly offset by increased investments in working capital to support higher sales levels. For the full year, cash provided by operations was $83.5 million in 2013 and $40.1 million in 2012. Increased cash flow in 2013 resulted primarily from lower investments in working capital (2012 was higher due to acquired brands) and increased income.

Capital spending was $8.3 million in the fourth quarter of 2013 compared with $9.3 million in the prior year period. For the full year, capital spending of $28.7 million in 2013 compared to $25.1 million in the prior year.

Debt and cash as of December 31, 2013 were $211.9 million and $73.4 million respectively. These amounts compared to balances at September 30, 2013 of $193.1 and $48.2 million, and balances at December 31, 2012 of $182.3 million and $7.8 million. Net debt (debt less cash) at December 31, 2013 decreased $6.4 million compared with the end of the third quarter of 2013 and decreased $36.0 million compared with year end 2012. Higher earnings and cash flow in 2013 were used to pay dividends and reduce net debt.

Quarterly Segment Results

Technical Products net sales of $98.9 million in the fourth quarter of 2013 increased 4 percent compared with prior year sales of $95.0 million. The higher sales resulted from 3 percent volume growth and favorable currency translation effects of 3 percent, partly offset by lower average selling prices. Volume growth was led by double digit gains in filtration, abrasives and other industrial products.  Lower selling prices in the fourth quarter of 2013 reflected contractual adjustments in price for certain customers based on input costs, as well as competitive conditions in some markets.

Operating income for Technical Products of $10.3 million in the fourth quarter of 2013 increased 61 percent compared with $6.4 million in the fourth quarter of 2012. The higher income in 2013 resulted from improved cost efficiencies as well as increased sales. Cost efficiencies reflected improved manufacturing operations and benefits from higher production volumes, especially in Europe, where demand was trending higher in the fourth quarter of 2013 compared with a more cautious environment in 2012. Input costs were mixed, but lower overall. Benefits of lower input costs for some grades were partly offset by lower selling prices.

Fine Paper net sales of $99.8 million in the fourth quarter of 2013 increased 10 percent compared with prior year sales of $90.9 million. Higher sales in 2013 reflected a 6 percent increase in volume, with gains in premium packaging, specialty markets and acquired Southworth brands, as well as benefits from a higher value product mix and increased selling prices.

Operating income of $14.7 million in the fourth quarter of 2013 increased 12 percent compared with $13.1 million in the prior year. Operating income in 2012 included $1.1 million for integration costs of acquired brands. Excluding integration costs, income increased 4 percent in 2013 as a result of higher volumes and average selling prices, and lower selling and administrative costs that offset higher manufacturing costs, including increased costs for pulp and energy.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs in the fourth quarter of 2013 were $3.6 million compared with $4.2 million in prior year period. Costs in 2012 included $400,000 related to the early redemption of bonds. Excluding this, corporate spending was modestly lower in the fourth quarter of 2013. Sales of acquired non-premium paper grades were $6.2 million in 2013, with operating income of $1.2 million; in 2012 sales were $6.7 million, with operating income of $0.6 million. Higher operating income in 2013 resulted primarily from improved manufacturing efficiencies.

Full Year 2013 Consolidated Results

Net sales of $844.5 million in 2013 increased 4 percent compared with sales of $808.8 million in 2012. The increase in revenues resulted from 8 percent growth in Fine Paper, primarily reflecting increased volume from acquired brands and a higher value mix of products, as well as 2 percent growth in Technical Products as a result of favorable currency impacts, volume growth, and a higher value product mix that offset lower selling prices. Other segment sales declined 10 percent primarily as a result of lower volumes of these non-strategic grades.

Operating income of $83.8 million in 2013 increased 19 percent compared with $70.4 million in 2012. Excluding costs of approximately $10 million in 2012 and $1.3 million in 2013 for integration, pension settlement and early retirement of debt, operating income in 2013 increased 6 percent as a result of volume growth, higher net selling prices and improved manufacturing operations that more than offset higher input costs.

Earnings per diluted share from continuing operations of $2.96 increased 23 percent compared with $2.41 in 2012. Excluding adjusting items noted on the non-GAAP reconciliation table, adjusted earnings per share increased 5 percent to $2.93 in 2013 from $2.78 in 2012. Higher earnings in 2013 resulted from increased operating income and lower interest expense that more than offset impacts from a higher tax rate in 2013.

Discontinued operations refer to the Company’s former Canadian pulp operations. In 2013, income from discontinued operations of $2.6 million reflected a refund following the final settlement and closure of the Terrace Bay pension plan. In 2012 income of $4.4 million was recognized when previously recorded tax liabilities were reversed following a tax ruling related to an IRS audit for the years 2007 and 2008.

Outlook

The Company’s planning assumptions and outlook for selected items in 2014 are as follows:

•                  The consolidated book tax rate will remain at approximately 35 percent. Federal net operating losses are likely to be consumed in 2014 and result in increased US cash tax payments.

•                  Pension expense is expected to be similar to 2013, however reductions in contributions to US defined benefit pension plans will offset increased US cash tax payments.

•                  As a result of limited pre-payable debt, cash balances are likely to increase and annual interest expense will remain approximately $11 million based on 2013 year-end debt levels.

•                  Capital spending will continue to be within our targeted range of up to $30 million.

•                  Quarterly dividends will increase by 20 percent in the first quarter to $0.24 per share.

Reconciliation to GAAP Measures

The company will report adjustments to GAAP figures when they are believed to communicate more clearly results of ongoing operations. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations

$ millions

	Fourth Quarter		YTD
	2013	2012	2013	2012

GAAP Operating Income	$22.6	$15.9	$83.8	$70.4
Integration/Restructuring Costs	—	1.1	0.6	5.8
Pension settlement charge	—	—	0.2	3.5
Early extinguishment of debt	—	0.4	0.5	0.6
Adjusted Operating Income	$22.6	$17.4	$85.1	$80.3

GAAP Income	$13.1	$9.1	$49.4	$39.9
Integration/Restructuring Costs	—	0.7	0.4	3.5
Pension settlement charge	—	—	0.1	2.2
Early extinguishment of debt	—	0.2	0.3	0.4
R&D Tax credit	—	—	(1.4)	—
Adjusted Income	$13.1	$10.0	$48.8	$46.0

GAAP Earnings per Diluted Common Share	$0.78	$0.55	$2.96	$2.41
Integration/Restructuring Costs	—	0.04	0.02	0.22
Pension settlement charge	—	—	0.01	0.13
Early extinguishment of debt	—	0.01	0.02	0.02
R&D Tax credit	—	—	(0.08)	—
Adjusted Earnings per Share	$0.78	$0.60	$2.93	$2.78

Diluted Shares	16,617	16,187	16,403	16,072

Conference Call

A conference call and webcast to discuss fourth quarter earnings and other matters of interest will be held as noted below.

Date: Wednesday, February 19, 2014

Time: 11:00 a.m. Eastern Time

Dial-In #:  888- 893-0989 US/Canada or 706 758-4223 Other Locations

Confirmation ID Code: 49572404

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the webcast live via the link above and by clicking on the Investors tab and going to the Events page. To participate actively in the call, parties should use the telephone dial-in numbers above.

A replay of the call will be available through the company’s web site until March 19, 2014 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 49572404.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®,

ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net Sales	$204.9	$192.6	$844.5	$808.8
Cost of products sold	162.7	154.9	678.9	649.7
Gross Profit	42.2	37.7	165.6	159.1
Selling, general and administrative expenses	19.4	20.3	79.4	77.4
One-time adjustments (1) (2)	—	1.5	1.3	9.9
Other expense - net	0.2	—	1.1	1.4
Operating Income	22.6	15.9	83.8	70.4
Interest expense-net	2.7	3.0	11.0	13.4
Income From Continuing Operations Before Income Taxes	19.9	12.9	72.8	57.0
Provision for income taxes	6.8	3.8	23.4	17.1
Income From Continuing Operations	13.1	9.1	49.4	39.9
Income (loss) from discontinued operations, net of income taxes	—	4.5	2.6	4.4
Net Income	$13.1	$13.6	$52.0	$44.3

Earnings Per Common Share:
Basic
Continuing Operations	$0.80	$0.56	$3.02	$2.46
Discontinued Operations	—	0.27	0.16	0.27
	$0.80	$0.83	$3.18	$2.73

Diluted
Continuing Operations	$0.78	$0.55	$2.96	$2.41
Discontinued Operations	—	0.27	0.16	0.27
	$0.78	$0.82	$3.12	$2.68

Weighted Average Common
Shares Outstanding (000s)
Basic	16,259	15,888	16,072	15,752

Diluted	16,617	16,187	16,403	16,072

(1) Results for the three months ended December 31, 2012, include integration costs of $1.1 million and a loss on the early extinguishment of debt of $0.4 million.

(2) Results for the year ended December 31, 2013, include integration and restructuring costs of $0.6 million, a supplemental executive pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million. Results for the year ended December 31, 2012, include integration costs of $5.8 million, a supplemental executive pension plan settlement charge of $3.5 million and costs related to the early extinguishment of debt of $0.6 million.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net Sales:
Technical Products	$98.9	$95.0	$416.1	$406.6
Fine Paper	99.8	90.9	401.8	372.7
Other	6.2	6.7	26.6	29.5
Consolidated	$204.9	$192.6	$844.5	$808.8

Operating Income (Loss):
Technical Products	$10.3	$6.4	$38.6	$37.6
Fine Paper	14.7	13.1	59.8	50.0
Other	1.2	0.6	1.2	2.4
Unallocated corporate costs	(3.6)	(4.2)	(15.8)	(19.6)
Consolidated	$22.6	$15.9	$83.8	$70.4

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$73.4	$7.8
Accounts receivable - net	90.5	79.6
Inventories	101.1	102.9
Deferred income taxes	22.8	27.2
Prepaid and other current assets	17.6	16.6
Total current assets	305.4	234.1
Property, plant and equipment - net	261.7	254.8
Deferred income taxes	13.3	35.3
Goodwill and other intangibles - net	81.6	75.4
Other non-current assets	13.9	11.1
Total assets	$675.9	$610.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$21.4	$4.7
Accounts payable	36.4	35.1
Accrued expenses	45.8	47.6
Total current liabilities	103.6	87.4
Long-term debt	190.5	177.6
Deferred income taxes	15.6	12.5
Noncurrent employee benefits	97.7	131.1
Other noncurrent obligations	1.0	4.3
Total liabilities	408.4	412.9
Stockholders’ equity	267.5	197.8
Total liabilities and stockholders’ equity	$675.9	$610.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Year Ended December 31,
	2013	2012
Operating Activities
Net income	$52.0	$44.3
Depreciation and amortization	29.4	28.8
Deferred income tax provision	19.3	10.7
Stock-based compensation	4.9	4.9
Excess tax benefit from stock-based compensation	(2.6)	(6.1)
Inventory acquired in acquisition	(1.8)	(6.6)
SERP payment, net of settlement charge	(0.2)	(3.4)
Loss on retirement of bonds	0.5	0.6
Non-cash effects of changes in FIN 48 accruals	(0.1)	(3.9)
Increase in working capital	(6.6)	(20.9)
Pension and other postretirement benefits	(11.5)	(7.3)
Other	0.2	(1.0)
Cash provided by operating activities	83.5	40.1
Investing Activities
Capital expenditures	(28.7)	(25.1)
Proceeds from sale of property, plant and equipment	0.6	—
Decrease in restricted cash	—	7.0
Purchase of brands	(5.2)	(14.1)
Other	—	(0.1)
Cash used in investing activities	(33.3)	(32.3)
Financing Activities
Short and long-term borrowings	234.6	113.1
Repayment of debt	(209.4)	(117.1)
Share purchases	(4.6)	(11.7)
Proceeds from exercise of stock options	3.7	5.3
Excess tax benefit from stock-based compensation	2.6	6.1
Cash dividends paid	(11.4)	(7.8)
Other	(0.5)	(0.9)
Cash used in financing activities	15.0	(13.0)
Effect of exchange rates on cash and cash equivalents	0.4	0.2
Increase (decrease) in cash and cash equivalents	65.6	(5.0)
Cash and cash equivalents, beginning of year	7.8	12.8
Cash and cash equivalents, end of year	$73.4	$7.8